EXHIBIT 10(F)

                                    SUBLEASE


THIS SUBLEASE is made and entered into this 29th day of March, 1995 by and between John Alden Life Insurance Company (hereinafter referred to as :Sublessor") and Innovex, Inc. (Hereinafter referred to as "Sublessee");

                                   WITNESSETH

         WHEREAS, Sublessor has entered into that certain lease agreement (hereinafter referred to as the "Lease") dated January 31, 1992, by and between Sublessor, as Tenant, and Zeller-Minnesota Limited Partnership, as Landlord, (hereinafter referred to as "Landlord"), a true and correct copy of which, as amended, is attached hereto as Exhibit A; and

         WHEREAS, the Lease as amended demises certain premises located at 7900 Xerxes Avenue South, Bloomington, Minnesota (hereinafter referred to as the "Building") which premises comprise a total floor area of approximately 7,300 square feet (the "Premises");

         WHEREAS, the Sublessee desires to sublease from the Sublessor, subject to the said Landlord's approval, the entire Premises (the space which is subject to the terms of this Sublease is hereinafter referred to as the "Sublease Premises" and defined in Section 1.1);

         NOW THEREFORE, in consideration of the following mutual convenants and conditions, the Sublessor and Sublessee hereby agree as follows:

         SECTION 1.     SUBLEASE PREMISES; USE

         1.1 Subject to the terms and conditions set forth herein, Sublessor hereby subleases unto Sublessee and Sublessee hereby hires and takes from Sublessor the entire premises including all future expansion space and or options, referred to on Exhibit B attached hereto.

         1.2 The Sublease Premises shall be occupied by Sublessee as an office, and for no other use or purpose whatsoever. Sublessee shall comply with and not commit or permit to be committed upon the Sublessee Premises any act which shall violate any provision of the Lease.

         SECTION 2.     TERM

         2.1. The term of this Sublease shall commence on April 1, 1995 and shall terminate on April 7, 1997 (hereinafter "Termination Date"), including any and all exercised options.

         SECTION 3.  RENT

         3.1 The Sublessee shall pay to Sublessor all and any amounts of rent or additional rent set forth:

              April 1, 1995 - March 31, 1996                  $92,000. Annually
              April 1, 1996 - April 7, 1997                   $92,000. Annually

         In addition, Sublessee shall be responsible to pay any increases in the operating expenses and real estate taxes over the 1995 actual expenses. Sublessee shall be responsible to pay in monthly installments of $7,666.67 during the term of this Sublease.

Monthly installments shall be in default if not paid within five calendar days when due. In the event Sublessee fails to pay any installment of rent, additional rent, or any other sum due hereunder, and such failure continues beyond five calendar days, Sublessee shall also be obligated to pay interest on such overdue amount at the highest lawful rate computed from the date when due until the date upon which Sublessor has received payment.

         3.2 In addition to the obligation set forth above, Sublessee shall be obligated to pay any amounts imposed and billed by Landlord under the terms of Lease, including but not limited to the payment of additional rent insofar as such amounts relate to the Sublease Premises over and above the 1995 actual operating expenses and real estate taxes. Without limiting the generality of the foregoing, if any actions or obligations of Sublessee result in any additional charges or liability being imposed upon Sublessor over and above the rental obligations set forth in the Lease, Sublessee shall be responsible for paying, or reimbursing Sublessor for all such amounts.

         3.3 Simultaneously with each monthly installment or rent, additional rent or any other payments, Sublessee shall additionally pay to Sublessor all increases in taxes above the 1995 actual taxes levied by any governmental authority on the payment or receipt of rent, including, without limitation, any sales tax imposed by the State of Minnesota.

         3.4 All installments of rent and other sums due hereunder shall be paid to Sublessor at its offices at 7300 Corporate Center Drive.

         3.5  Security deposit:  One month of rent.

         SECTION 4.

         4.1 The Sublessee agrees that this Sublease is subject and subordinate to all of the terms and provisions of the Lease.

         4.2 Sublessee hereby assumes and agrees to perform all of the Sublessor's obligations under the Lease during the term of this Sublease of the same extent that Sublessor would be obligated to perform such obligations if this sublease did not exist; except, however, that Sublessee shall not be obligated to pay the Landlord the rental required pursuant to paragraph 3 of the Lease. Any failure of Sublessee to comply with and abide by all terms and provisions of the Lease shall constitute a default hereunder. Sublessee shall look solely to the Sublessor for the performance of any obligations under the Lease.

         4.3 Sublessor hereby represents that the Lease is current and in good standing on the date hereof.

         4.4 Nothing contained in the Sublease shall in any way relieve the Sublessor of its obligations to Landlord under the above-referenced Lease.

         SECTION 5.     INSURANCE

         During the period of this Sublease, Sublessee shall maintain all insurance required by the Lease reflecting Landlord and Sublessor and their agents, servants, and employees, as additional insured parties. Upon commencement of the term of this Sublease, Sublessee shall provide Landlord and Sublessor with certificates of such coverage, together with copies of the applicable policies. Not less than thirty days prior to the expiration of such policies, Sublessee shall provide Landlord and Sublessor with certificates evidencing renewal of the required coverage. Sublessee may satisfy the foregoing obligation by an umbrella policy or separate policies (but not by a self-insurance program.

         SECTION 6.     INDEMNIFICATION

         6.1 Sublessee shall at all times indemnify and keep harmless Sublessor from all losses, damages, liabilities and expenses which may arise or be claimed against Sublessor for any injuries or damages to person or property consequent upon or arising from the use or occupancy of the Sublease Premises by Sublessee, or consequent upon or arising from any acts, omissions, neglect or fault of Sublessee, its agents, servants, employees, licensees, visitors, customers, patrons or invitees, or consequent upon arising from Sublessee's failure to comply with the Lease, this Sublease, or any laws, statutes, ordinances, codes or regulations. Sublessor shall not be liable to Sublessee for any damages, losses or injuries to the persons or property of Sublessee or its agents, servants, employees, licensees, visitors, customers, or patrons, which may be caused by the acts, neglect, omissions or faults of any persons, firms or corporations, except when such injury, loss or damage results from negligence of Sublessor, its agents, or employees. All personal property placed or moved into the Sublease Premises shall be at the risk of Sublessee or the owner thereof, and Sublessor shall not be liable to Sublessee for any damage to said personal property.

         6.2 In case Sublessor shall be made a party to any litigation commenced against Sublessee, Sublessee shall protect and hold Sublessor harmless and shall also pay all costs, expenses and reasonable attorney's fees incurred by Sublessor as a result thereof.

         SECTION 7.     DEFAULT

         7.1 If the rent or other monies due under this Sublease shall not be paid when due, or if Sublessee shall fail to perform any of the conditions, covenants, provisions and agreements contained herein, or if Sublessee shall be adjudged bankrupt or insolvent by any court, or if a Receiver or Trustee in Bankruptcy or a Receiver of any property of Sublessee shall be appointed in a suit, action or proceeding, or if Sublessee shall make an assignment for the benefit of creditors, or if Sublessee shall commit any default under the Lease, then, in each and every such instance, Sublessor may, at its option:

         a. Retake and recover possession of the Sublease Premises and terminate this Sublease;

         b. Retake and recover possession of the Sublease Premises without terminating this Sublease, in which event Sublessor may, subject to Landlord's consent as provided in the Lease, re-rent the premises so retaken as agent for and for the account of Sublessee and recover from Sublessee the difference between the rental herein specified and the rent provided in such re-rental;

         c. Permit the Premises to remain vacant in which event Sublessee shall continue to be responsible for all rental and other payments hereunder;

         d. Retake and recover possession of the Sublease Premises, and accelerate and collect all rentals due hereunder for the balance of the term of this Sublease;

         c. Take such other action as may be permitted under applicable law.

         SECTION 8.     SURRENDER AND HOLDOVER

         8.1 On the Termination Date or upon the termination hereof upon a day other than the Termination Date, Sublessee shall peaceably surrender the Sublease Premises broom-clean in good order, condition and repair, reasonable wear and tear only expected. On or before the Termination Date, Sublessee shall , at its expense, remove all trade fixtures, personal property and equipment and signs from the Sublease Premises and any property not removed shall be deemed to have been abandoned. Any damage caused in the removal of such items shall be repaired by Sublessee and at its expense. All alterations, additions, improvements and fixtures (other than trade fixtures) which shall have been made or installed by Sublessor or Sublessee upon the Sublease Premises and all floor covering so installed shall remain upon and be surrendered with the Sublease Premises as a part thereof, without disturbance, molestation or injury, and without charge, at the expiration or termination of this Sublease. If the Sublease Premises are not surrendered on the Termination date or the date of termination, Sublessees shall indemnify Sublessor against loss or liability, claims, without limitation, made by any succeeding Sublessee founded on such delay. Sublessee shall promptly surrender all keys for the Sublease Premises to Sublessor at the place then fixed for payment of rent.

         8.2 In the event of a holding over by Sublessee after expiration or termination of this Sublease without the consent in writing of Sublessor, Sublessee shall be deemed a lessee at sufferance and shall pay rent for such occupancy at the rate of twice the last current aggregate Base and Additional Rent, prorated for the entire holdover period, plus all attorney's fees and expenses incurred by Sublessor in enforcing its rights hereunder, plus any other damages occasioned by such holding over. Except as otherwise agreed, any holding over with the written consent of Sublessor shall constitute a month-to-month lease.

         SECTION 9.     SPECIAL STIPULATIONS

         9.1 This Sublease comprises the entire agreement between the parties hereto with respect to the Sublease Premises, neither party having made any representation or promises except as contained herein. No modification or amendment to this Sublease shall be binding unless it is in writing signed by both Sublessor and Sublessee.

         9.2 Sublessee shall neither assign nor sublet nor allow any other party to occupy or use the Sublease Premises, or any portion thereof except for related companies of Sublessee, without prior written consent of Sublessor and Landlord.

         9.3 Sublessee shall have neither an option to renew this Sublease nor an option to expand the Sublease Premises hereunder.

         9.4 Sublessee accepts possession of the sublease Premises in "as-is" condition. Sublessee shall not cause any additions or alterations to be made to the Sublease Premises without Sublessor's and Landlord's prior written consent. All additions or alterations shall remain upon the sublease Premises and become the property of Landlord upon termination of this Sublease (exception only movable trade fixtures which may be removed without damage to the Sublease Premises); provided, however, if Sublessor so requests, Sublessee shall remove any such additions or alterations and repair all damage occasioned thereby.

         9.5 All costs and expenses which Sublessee assumes or agrees to pay Sublessor pursuant to this Sublease shall be deemed additional rent, and in the event of non-payment thereof, Sublessor shall have the same right and remedies provided herein and by law for nonpayment of rent.

         9.6 Sublease shall at all times maintain the Sublease premises in good and safe condition and shall make all necessary repairs and perform all necessary maintenance.

         9.7 In the event that either party hereto files an action in the courts to enforce this Sublease, the prevailing part in that action shall receive from the non-prevailing party a reasonable attorney's fee plus all costs incurred as a result of such litigation, including fees and costs related to appellate proceedings.

         9.8 This Sublease shall be governed by the laws of the State of Minnesota.

         9.9 Sublessee represents and warrants that no broker with the exception of the Shelard Group as Sublessor representative, and Welsh Companies as Sublessee representative, is involved in this transaction, and Sublessee agrees to indemnify and hold Sublessor harmless as to claims for commissions (and all attorney's fees and costs incurred by Sublessor) resulting or arising from any breach of this warranty.

         9.10 Al notices, demands, requests, consents or approvals which may be or are required to be given by the terms of this Sublease shall be in writing and shall be deemed to have been given when delivered to the other party at their respective addresses set forth below. Either party may change its address at any time, and from time to time, by notice to the other in conformance with this provision.

         Sublessor:   John Alden Life Insurance Company
                      7300 Corporate Center Drive
                      Miami, FL   33126

         Sublessee:   Attn:  Bonnie Navratil
                      Innovex, Inc.
                      1313 5th Street South
                      Hopkins, MN   55343
                      (612) 938-4155

         9.11 It shall be a condition precedent to performance of this Sublease by the parties hereto that written consent to this Sublease be obtained from Landlord under the Lease.

         IN WITNESS WHEREOF, Sublessor and Sublessee have executed these presents as of the date and year first above written.


Witness as to Sublessor


_____________________________                        By:  \s\  Earl W. Starr


Witness as to Sublessee


\s\Bonnie Navratil                                   By:\s\Steven Waldron



                               LANDLORD'S CONSENT



         The undersigned, a duly authorized representative of the current Landlord under the Lease, hereby consents to the foregoing sublease, which consent is effective from the commencement of the term thereof, this 3rd day of April 1995



\s\Susan B. Koweclke                                 By:\s\ James P. Gearen
Witness